EXHIBIT 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation
eCERA Comtek Corporation	Taiwan
Pericom Semiconductor (HK) Limited	Hong Kong
Pericom Taiwan Limited	Taiwan
SaRonix, Incorporated	California